UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)

                    Under the Securities Exchange Act of 1934

                                (AMENDMENT NO. 6)

  INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(a) AND
               AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)*


      BROADPOINT SECURITIES GROUP, INC. (f/k/a First Albany Companies Inc.)
      ---------------------------------------------------------------------
                                (Name of Issuer)


                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
      ---------------------------------------------------------------------
                         (Title of Class of Securities)


                                    318465101
      ---------------------------------------------------------------------
                                 (CUSIP Number)

                                 Robert H. Weiss
                                 General Counsel
                       MatlinPatterson Global Advisers LLC
                               520 Madison Avenue
                            New York, New York 10022
                            Telephone: (212) 651-9525
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)


                                February 17, 2009
      ---------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-l(e), 240.13d-l(f) or 240.13d-l(g), check the following box [ ]

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss. 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Exchange Act") or otherwise subject to the liabilities of that section of the Exchange Act but shall be subject to all other provisions of the Exchange Act (however, see the Notes).

CUSIP NO. 318465101

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
1     S.S. OR I.R.S IDENTIFICATION NO. OF
      ABOVE PERSON

      MatlinPatterson FA Acquisition LLC
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A
      MEMBER OF A GROUP                                              (a) [ ]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      AF, WC
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)

                                                                         [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF
      ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                               7      SOLE VOTING POWER

                                      -0-
                               -------------------------------------------------
                               8      SHARED VOTING POWER
              NUMBER OF
               SHARES                 43,093,261
          BENEFICIALLY OWNED   -------------------------------------------------
          BY EACH REPORTING    9      SOLE DISPOSITIVE POWER
               PERSON
                WITH                  -0-
                               -------------------------------------------------
                               10     SHARED DISPOSITIVE POWER

                                      43,093,261
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      43,093,261
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES

                                                                         [ ]
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      54.1053%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      PN
--------------------------------------------------------------------------------

CUSIP NO. 318465101

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
1     S.S. OR I.R.S IDENTIFICATION NO. OF
      ABOVE PERSON

      MatlinPatterson Global Opportunities Partners II
      L.P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A
      MEMBER OF A GROUP                                              (a) [ ]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      AF, WC
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)

                                                                         [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF
      ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                               7      SOLE VOTING POWER

                                      -0-
                               -------------------------------------------------
                               8      SHARED VOTING POWER
               NUMBER OF
                SHARES                43,093,261
          BENEFICIALLY OWNED   -------------------------------------------------
           BY EACH REPORTING   9      SOLE DISPOSITIVE POWER
                PERSON
                 WITH                 -0-
                               -------------------------------------------------
                               10     SHARED DISPOSITIVE POWER

                                      43,093,261
-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      43,093,261
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES

                                                                         [ ]
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      54.1053%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      PN
--------------------------------------------------------------------------------

CUSIP NO. 318465101

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
1     S.S. OR I.R.S IDENTIFICATION NO. OF
      ABOVE PERSON

      MatlinPatterson Global Opportunities Partners
      (Cayman) II L.P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A
      MEMBER OF A GROUP                                              (a) [ ]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      AF, WC
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)

                                                                         [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF
      ORGANIZATION

      Cayman Islands
--------------------------------------------------------------------------------
                               7      SOLE VOTING POWER

                                      -0-
                               -------------------------------------------------
                               8      SHARED VOTING POWER
               NUMBER OF
                SHARES                43,093,261
          BENEFICIALLY OWNED   -------------------------------------------------
           BY EACH REPORTING   9      SOLE DISPOSITIVE POWER
                PERSON
                 WITH                 -0-
                               -------------------------------------------------
                               10     SHARED DISPOSITIVE POWER

                                      43,093,261
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      43,093,261
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES

                                                                         [ ]
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      54.1053%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      PN
--------------------------------------------------------------------------------

CUSIP NO. 318465101

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
1     S.S. OR I.R.S IDENTIFICATION NO. OF
      ABOVE PERSON

      MatlinPatterson Global Partners II LLC
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A
      MEMBER OF A GROUP                                              (a) [ ]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      AF, WC
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)

                                                                         [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF
      ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                               7      SOLE VOTING POWER

                                      -0-
                               -------------------------------------------------
                               8      SHARED VOTING POWER
               NUMBER OF
                SHARES                43,093,261
          BENEFICIALLY OWNED   -------------------------------------------------
           BY EACH REPORTING   9      SOLE DISPOSITIVE POWER
                PERSON
                 WITH                 -0-
                               -------------------------------------------------
                               10     SHARED DISPOSITIVE POWER

                                      43,093,261
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      43,093,261
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES

                                                                         [ ]
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      54.1053%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      HC
--------------------------------------------------------------------------------

CUSIP NO. 318465101

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
1     S.S. OR I.R.S IDENTIFICATION NO. OF
      ABOVE PERSON

      MatlinPatterson Global Advisers LLC
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A
      MEMBER OF A GROUP                                              (a) [ ]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      AF, WC
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)

                                                                         [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF
      ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                               7      SOLE VOTING POWER

                                      -0-
                               -------------------------------------------------
                               8      SHARED VOTING POWER
               NUMBER OF
                SHARES                43,093,261
          BENEFICIALLY OWNED   -------------------------------------------------
           BY EACH REPORTING   9      SOLE DISPOSITIVE POWER
                PERSON
                 WITH                 -0-
                               -------------------------------------------------
                               10     SHARED DISPOSITIVE POWER

                                      43,093,261
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      43,093,261
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES

                                                                         [X]
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      54.1053%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      IA
--------------------------------------------------------------------------------

CUSIP NO. 318465101

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
1     S.S. OR I.R.S IDENTIFICATION NO. OF
      ABOVE PERSON

      MatlinPatterson Asset Management LLC
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A
      MEMBER OF A GROUP                                              (a) [ ]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      AF, WC
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)

                                                                         [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                               7      SOLE VOTING POWER

                                      -0-
                               -------------------------------------------------
                               8      SHARED VOTING POWER
              NUMBER OF
                SHARES                43,093,261
          BENEFICIALLY OWNED   -------------------------------------------------
          BY EACH REPORTING    9      SOLE DISPOSITIVE POWER
                PERSON
                 WITH                 -0-
                               -------------------------------------------------
                               10     SHARED DISPOSITIVE POWER

                                      43,093,261
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      43,093,261
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES

                                                                         [X]
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      54.1053%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      HC
--------------------------------------------------------------------------------

CUSIP NO. 318465101

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
1     S.S. OR I.R.S IDENTIFICATION NO. OF
      ABOVE PERSON

      MatlinPatterson LLC
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A
      MEMBER OF A GROUP                                              (a) [ ]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      AF, WC
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)

                                                                         [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF
      ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                               7      SOLE VOTING POWER

                                      -0-
                               -------------------------------------------------
                               8      SHARED VOTING POWER
               NUMBER OF
                SHARES                43,093,261
          BENEFICIALLY OWNED   -------------------------------------------------
           BY EACH REPORTING   9      SOLE DISPOSITIVE POWER
                PERSON
                 WITH                 -0-
                               -------------------------------------------------
                               10     SHARED DISPOSITIVE POWER

                                      43,093,261
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      43,093,261
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES

                                                                         [X]
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      54.1053%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      HC
--------------------------------------------------------------------------------

CUSIP NO. 318465101

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
1     S.S. OR I.R.S IDENTIFICATION NO. OF
      ABOVE PERSON

      David J. Matlin
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A
      MEMBER OF A GROUP                                              (a) [ ]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      AF, WC
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)

                                                                         [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF
      ORGANIZATION

      United States
--------------------------------------------------------------------------------
                               7      SOLE VOTING POWER

                                      -0-
                               -------------------------------------------------
                               8      SHARED VOTING POWER
               NUMBER OF
                SHARES                43,093,261
          BENEFICIALLY OWNED   -------------------------------------------------
           BY EACH REPORTING   9      SOLE DISPOSITIVE POWER
                PERSON
                 WITH                 -0-
                               -------------------------------------------------
                               10     SHARED DISPOSITIVE POWER

                                      43,093,261
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      43,093,261
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES

                                                                         [ ]
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      54.1053%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      IN
--------------------------------------------------------------------------------

CUSIP NO. 318465101

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
1     S.S. OR I.R.S IDENTIFICATION NO. OF
      ABOVE PERSON

      Mark R. Patterson
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A
      MEMBER OF A GROUP                                              (a) [ ]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      AF, WC
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)

                                                                         [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF
      ORGANIZATION

      United States
--------------------------------------------------------------------------------
                               7      SOLE VOTING POWER

                                      -0-
                               -------------------------------------------------
                               8      SHARED VOTING POWER
               NUMBER OF
                SHARES                43,093,261
          BENEFICIALLY OWNED   -------------------------------------------------
           BY EACH REPORTING   9      SOLE DISPOSITIVE POWER
                PERSON
                 WITH                 -0-
                               -------------------------------------------------
                               10     SHARED DISPOSITIVE POWER

                                      43,093,261
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      43,093,261
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES

                                                                         [ ]
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      54.1053%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      IN
--------------------------------------------------------------------------------

INTRODUCTION.

This amendment ("Amendment No. 6") amends the Schedule 13D Statement, dated May 14, 2007 (the "Statement", and as amended by Amendment No. 1 thereto, dated July 24, 2007, Amendment No. 2 thereto, dated September 21, 2007, Amendment No. 3 thereto, dated February 26, 2008, Amendment No. 4 thereto, dated February 29, 2008, and Amendment No. 5, dated June 4, 2008 thereto, the "Amended Statement") filed on behalf of (i) MatlinPatterson FA Acquisition LLC, a Delaware limited liability company ("Matlin FA"), (ii) MatlinPatterson Global Opportunities Partners II L.P. ("Matlin Partners (Delaware)"), a Delaware limited partnership,
(iii) MatlinPatterson Global Opportunities Partners (Cayman) II L.P., a Cayman Islands limited partnership ("Matlin Partners (Cayman)" and, together with Matlin Partners (Delaware), the "Matlin Partners"), (iv) MatlinPatterson Global Advisers LLC ("Matlin Advisers"), a Delaware limited liability company, by virtue of its investment authority over securities held by each of the Matlin Partners, (v) MatlinPatterson Global Partners II LLC ("Matlin Global Partners"), a Delaware limited liability company, as the general partner of each of the Matlin Partners, (vi) MatlinPatterson Asset Management LLC ("Matlin Asset Management"), a Delaware limited liability company, as the holder of all of the membership interests in Matlin Global Partners and Matlin Advisers, (vii) MatlinPatterson LLC ("MatlinPatterson"), a Delaware limited liability company, as the holder of all of the membership interests in Matlin Asset Management,
(viii) David J. Matlin and Mark R. Patterson each, as a holder of 50% of the membership interests in MatlinPatterson, (ix) Christopher Pechock and Frank Plimpton, each an employee of Matlin Advisers, as the persons named in the Proxies described in the Statement, and (x) MPII Special Cayman Ltd., an exempted company incorporated in the Cayman Islands ("MPII Special"). Matlin FA, Matlin Partners (Delaware), Matlin Partners (Cayman), Matlin Advisers, Matlin Global Partners, Matlin Asset Management, MatlinPatterson, David J. Matlin and Mark R. Patterson are collectively referred to in this Amendment No. 6 as the "Reporting Persons" and each is a "Reporting Person." Christopher Pechock and Frank Plimpton ceased to hold any voting rights in the shares described in the Statement as of September 21, 2007 (as reflected in Amendment No. 2 to the Statement and Amendment No. 3 to the Statement) and are no longer Reporting Persons for the purpose hereof. The Statement, as previously amended, disclosed the shared beneficial ownership by the Reporting Persons (including MPII Special) of 43,093,261 shares (the "Shares") of the common stock, par value $0.01 per share ("Common Stock"), of Broadpoint Securities Group, Inc. (the "Issuer") held by Matlin FA. Effective February 17, 2009, MPII Special ceased to be a member of Matlin FA and distributed its preferred membership interests to the Matlin Partners. The Matlin Partners are the sole members of Matlin FA. This Amendment No. 6 is being filed to disclose that MPII Special is no longer a Reporting Person for the purpose hereof. Capitalized terms used and not defined in this Amendment No. 6 shall have the meanings set forth in the Amended Statement. Except as specifically provided herein, this Amendment No. 6 does not modify any of the information previously reported on the Amended Statement.

ITEM 2. IDENTITY AND BACKGROUND

Item 2 is amended and supplemented by deleting section (x) thereof.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS

        Item 7 is amended and supplemented by adding the following:

        14 Joint Filing Agreement dated as of February 17, 2009 among the Reporting Persons.

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this Statement is true, complete and correct.

Dated: February 17, 2009

      MATLINPATTERSON FA ACQUISITION LLC

      By: /s/ Mark R. Patterson
          ----------------------------------------------
          Name:  Mark R. Patterson
          Title: Member

      MATLINPATTERSON LLC

      By: /s/ Mark R. Patterson
          ----------------------------------------------
          Name:  Mark R. Patterson
          Title: Member

      MATLINPATTERSON ASSET MANAGEMENT LLC

      By: /s/ Mark R. Patterson
          ----------------------------------------------
          Name:  Mark R. Patterson
          Title: Chairman

      MATLINPATTERSON GLOBAL ADVISERS LLC

      By: /s/ Mark R. Patterson
          ----------------------------------------------
          Name:  Mark R. Patterson
          Title: Chairman

      MATLINPATTERSON GLOBAL PARTNERS II LLC

      By: /s/ Mark R. Patterson
          ----------------------------------------------
          Name:  Mark R. Patterson
          Title: Director

      MATLINPATTERSON GLOBAL
      OPPORTUNITIES
      PARTNERS II L.P.

      By: MatlinPatterson Global Partners II  LLC, its
          general partner

      By: /s/ Mark R. Patterson
          ----------------------------------------------
          Name:  Mark R. Patterson
          Title: Director

      MATLINPATTERSON GLOBAL
      OPPORTUNITIES
      PARTNERS (Cayman) L.P.

      By: MatlinPatterson Global Partners II  LLC, its
          general partner

      By: /s/ Mark R. Patterson
          ----------------------------------------------
          Name:  Mark R. Patterson
          Title: Director

      DAVID J. MATLIN

      By: /s/ David J. Matlin
          ----------------------------------------------
          Name:  David J. Matlin

      MARK R. PATTERSON

      By: /s/ Mark R. Patterson
          ----------------------------------------------
          Name:  Mark R. Patterson

                                  EXHIBIT INDEX

      1 Joint Filing Agreement, dated as of February 17, 2009, among the Reporting Persons.

EXHIBIT 1

                             JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing of MatlinPatterson FA Acquisition LLC, MatlinPatterson LLC, MatlinPatterson Asset Management LLC, MatlinPatterson Global Advisers LLC, MatlinPatterson Global Partners II LLC, MatlinPatterson Global Opportunities Partners II L.P., MatlinPatterson Global Opportunities Partners (Cayman) II L.P., David J. Matlin and Mark R. Patterson, on behalf of each of them a statement on Schedule 13D (including amendments thereto) with respect to shares of common stock, par value $0.01 per share, of Broadpoint Securities Group, Inc., formerly known as First Albany Companies Inc., a New York corporation, and that this Agreement be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 17th day of February 2009.

                                    MATLINPATTERSON FA ACQUISITION LLC

                                    By: /s/ Mark R. Patterson
                                        ----------------------------------------
                                        Name:  Mark L. Patterson
                                        Title: Member

                                    MATLINPATTERSON LLC

                                    By: /s/ Mark R. Patterson
                                        ----------------------------------------
                                        Name:  Mark R. Patterson
                                        Title: Member

                                    MATLINPATTERSON ASSET MANAGEMENT LLC

                                    By: /s/ Mark R. Patterson
                                        ----------------------------------------
                                        Name:  Mark R. Patterson
                                        Title: Chairman

                                    MATLINPATTERSON GLOBAL ADVISERS LLC

                                    By: /s/ Mark R. Patterson
                                        ----------------------------------------
                                        Name:  Mark R. Patterson
                                        Title: Chairman

                                    MATLINPATTERSON GLOBAL PARTNERS II LLC

                                    By: /s/ Mark R. Patterson
                                        ----------------------------------------
                                        Name:  Mark R. Patterson
                                        Title: Director

                                    MATLINPATTERSON GLOBAL
                                    OPPORTUNITIES
                                    PARTNERS II L.P.

                                    By: MatlinPatterson Global Partners II LLC,
                                        its general partner

                                    By: /s/ Mark R. Patterson
                                        ----------------------------------------
                                        Name:  Mark R. Patterson
                                        Title: Director

                                    MATLINPATTERSON GLOBAL
                                    OPPORTUNITIES
                                    PARTNERS (Cayman) L.P.

                                    By: MatlinPatterson Global Partners II LLC,
                                        its general partner

                                    By: /s/ Mark R. Patterson
                                        ----------------------------------------
                                        Name:  Mark R. Patterson
                                        Title: Director

                                    DAVID J. MATLIN

                                    By: /s/ David J. Matlin
                                        ----------------------------------------
                                        Name:  David J. Matlin

                                    MARK R. PATTERSON

                                    By: /s/ Mark R. Patterson
                                        ----------------------------------------
                                        Name:  Mark R. Patterson